BAZI® SIGNS AGREEMENT WITH 7-ELEVEN, INC. TO INTRODUCE NATURAL ENERGY SHOTS TO ITS U.S. CONVENIENCE STORES

DENVER, CO. – (PR NEWSWIRE) – February 17, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that its product, BAZI Natural Energy Shot, will be sold in participating U.S. 7-Eleven® stores starting this March.

“7-Eleven is our first retailer in the convenience store channel,” said Debbie Wildrick,  BAZI’s sales and marketing executive vice president. “Because BAZI’s product offers energy plus nutrition in a powerful blend of eight superfruit extracts, we expect to attract new customers to the energy category. Consumers are accustomed to buying shots in convenience stores and know they can find new and unique products at 7-Eleven locations.”

Based in Dallas, Texas, 7-Eleven, Inc. operates, franchises and licenses more than 7,100 stores in the U.S. and Canada. Of the nearly 6,100 stores the company operates and franchises in the United States, more than 4,800 are franchised. BAZI® will be sold in participating stores as a part of 7-Eleven’s spring and summer program.

Kevin Sherman, CEO of BAZI, added, “This partnership is very important to BAZI and the growth of our brand in 2011.”

About BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkbazi.com.

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Based in Dallas, Texas, 7-Eleven operates, franchises or licenses more than 8,300 7-Eleven® stores in North America. Globally, 7-Eleven operates, franchises or licenses more than 39,000 stores in 16 countries. During 2009, 7-Eleven stores worldwide generated total sales of more than $58.9 billion. 7-Eleven has been honored by a number of companies and organizations recently. Accolades include: #2 on the Forbes “Top Franchise for the Money,” #4 spot on Entrepreneur magazine’s Franchise 500 list for 2009, #3 in Forbes magazine’s Top 20 Franchises to Start, #3 among Top 100 Global Franchises by Franchise Direct, #3 in Store Growth by Convenience Store News, #2 in Franchise Times Top 200 Franchise Companies and #29 among Top 100 Chains in Food Service. In addition, Hispanic Magazine named 7-Eleven in its Hispanic Corporate Top 100 Companies that provide the most opportunities to Hispanics. 7-Eleven recently was selected by three diversity publications as a company offering the best career and franchisee opportunities. 7-Eleven is franchising its stores in the U.S., and is expanding through organic growth, acquisitions and its Business Conversion Program. In addition, the company received the 2009 Shopper-Centric Marketing Innovation from Symphony IRI and the 2010 Retailer of the Year award from PL Buyer because of the company's private-label brand program. Find out more online at www.7-Eleven.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI International, Inc. are intended to identify such forward-looking statements.  BAZI International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in BAZI's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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